CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAD BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                                                   EXHIBIT 10.09

Date:         10/06/99                  AUTHORIA, INC.
Agreement No:    06099901     Software License Agreement (Outsourcer)


THIS AGREEMENT is by and between AUTHORIA, INC., a Delaware corporation with offices at 78 Fourth Avenue, Waltham, MA 02451 ("Authoria") and the following
Licensee:

Licensee Name:       TriNet VCO
Address:             101 Callan Avenue, San Leandro, CA 94577
Principal Contact:   Martin Babinec

This Agreement consists of the following terms and conditions and one or more Software and/or Services Schedule(s) (collectively referred to as the "Schedule(s)") to this Agreement which are adopted from time to time with reference to this Agreement.

Each Software Schedule identifies the software products and related documentation licensed from Authoria under this Agreement (the "Software"), and sets forth the Scope of Use, Term of License, Designated Location(s), License Fees, Payment Terms, and Specifications for such Software. Each Services
Schedule identifies the consulting services to be provided by Authoria under this Agreement (the "Services"), and sets forth the Services Fees and Payment Terms for such Services. Each Schedule will refer to this Agreement by Contract Number and will become effective as an integral part of this Agreement upon its execution by both Licensee and Authoria.

1. Software License Grant. Subject to the terms of this Agreement, Authoria
   ----------------------
   grants to Licensee a nonexclusive license ("License") to use the Software identified in any Software Schedule attached to this Agreement at the Designated Location(s) during the Term. Licensee may transfer the Software to other locations owned or controlled by Licensee by providing prompt written notice to Authoria specifying the change in the Designated Location(s). The License shall extend to affiliates of Licensee to the extent provided in the Software Schedule, so long (and only so long) as Licensee owns or controls, directly or indirectly, stock or other interest in the affiliate representing more than fifty percent (50%) of the aggregate stock or other interest entitled to vote on decisions reserved to a vote by owners of such stock or other interest. Licensee's use of the Software shall be limited to Licensee's internal business purposes only, and, unless otherwise provided in the Software Schedule, Licensee may not use the Software to process accounts or records or to generate output data for the direct benefit of, or for purposes of rendering services to, any other business entities or organizations. In no event may Licensee allow timesharing, rental or use of the Software in service bureau.

2. Certain Restrictions. Licensee understands that the Software is a proprietary
   --------------------
   product of Authoria that contains trade secrets and is protected by copyright law. Authoria shall have sole and exclusive ownership of all right, title, and interest in and to the Software and documentation, all copies thereof, and all modifications and enhancements thereto (including ownership of all copyrights and other intellectual property rights pertaining thereto), subject only to the right and license expressly granted to Licensee herein. This Agreement does not provide Licensee with title or ownership of the Software, but only a right of limited use. Licensee may not use, copy, modify, or distribute the Software (electronically or otherwise), or any copy, adaptation, transcription, or merged portion thereof, except as expressly authorized by Authoria, an applicable Software Schedule, or a separate written agreement signed by Authoria. Licensee shall ensure that the Software is not modified, translated, examined, tested, subjected to simulated input, reverse engineered or decompiled or disassembled by attempted recreation of source code in any manner, for any reason including but not limited determining the mechanism, algorithms, processes or characteristics of the Software, provided Licensee may examine or test the Software only for authorized maintenance and error correction. Licensee shall further ensure that no person with access to the Software otherwise attempts to obtain or derive the object or source code of the Software or create any derivative works based on the Software or any software product or other work based on the mechanism, algorithms, processes or characteristics of the Software. Licensee agrees to keep the source code, object code, generic code and content of the Software confidential and not to disclose such codes to any other person or entity or to allow any other person or entity to copy or view such codes. Licensee agrees that it will not cause or permit the use of the Software and related documentation, or the ideas or concepts contained therein, as the basis of the development of any computer software products. For purposes of this Agreement, it will be presumed that any works developed or created by Licensee which involve the development of computer software performing substantially similar functions to the licensed Software, and are reduced to practice within three (3) years following the date of termination or expiration of the License granted hereunder, are the result of the breach of this Section and/or Section 3, Confidentiality, unless Licensee is able to establish otherwise by clear and convincing evidence. Notwithstanding anything to the contrary contained herein, this presumption will not apply in the event that Licensee independently develops products performing similar functions to the Software, so long as Licensee can show by clear and convincing documentary evidence, that (i) such products are developed for the benefit of individual clients of Licensee as part of an overall business solution, and are not generally marketed for commercial resale, (ii) neither the Software, nor the ideas or concepts contained therein, are used as the basis for development of such products, and (iii) no employee(s) of Licensee having access to the Software are involved, directly, or indirectly, in the development or design of such products. Licensee authorizes Authoria upon three (3) days' prior written notice to enter Licensee's premises in order to inspect the Software during regular business hours to verify compliance with the terms of this Agreement, provided that Licensee agrees not to conceal or destroy any software, materials or information after receiving such notice, through the completion of such inspection.

3. Confidentiality.  Any proprietary information, including the Software,
   ---------------
   which is identified as confidential and which is provided by one party to the other shall be considered "Confidential Information" under this Agreement. Each party shall take such measures to protect Confidential Information of the other party as it takes to protect its own similar proprietary and confidential information. This restriction shall not apply to any Confidential Information which is already known by the receiving party, is or becomes publicly available through no fault of the receiving party, or is required to be disclosed by government or judicial order. The terms of this Agreement shall be considered Confidential Information, and shall not be disclosed by either party without the prior written consent of the other. All Confidential Information provided to a party under this Agreement shall be returned to the disclosing party or destroyed promptly upon termination of this Agreement.

4. Authoria Services.  Subject to the terms of this Agreement, Authoria will
   -----------------
   provide Licensee with such Services as are described in any Services Schedule attached to this Agreement. Authoria may also make maintenance services available to Licensee under a separate maintenance agreement. In the event that Licensee requests consulting services that are beyond the scope of this Agreement and the maintenance agreement, Authoria may provide such services at is standard rates then in effect or recommend appropriate outside consultants. Any and all enhancements, modifications and corrections to the Software provided as part of any Authoria service will be considered part of the "Software" for purposes of this Agreement.

5. Licensee Responsibilities.  Licensee is responsible for the following
   -------------------------
   actions:
   (a) Determining whether the Software will achieve the results Licensee desires;
   (b) Procuring, installing, and operating computers and operating systems to run the Software in accordance with the Specifications;
   (c) Providing a proper environment and proper utilities for the computers on which the Software operate, including an uninterrupted power supply;
   (d) Selecting and training personnel that can operate computers and are familiar with the accounts and records that serve as input and output for the Software; and
   (e) Establishing adequate operational back-up provisions to protect against data loss and/or a defect or malfunction that renders the Software or the computer systems on which they run nonoperational.

   Authoria reserves the right to charge additional service fees if an operator seeks assistance with respect to such basic information or any other matters not directly relating to the operation of the Software. Authoria does not hold itself out as a professional expert and adviser regarding Licensee's computer or information needs. Authoria is not responsible for obsolescence of the Software that may result from changes in Licensee's requirements.

6. Publicity.  Licensee agrees to make reasonable efforts to serve as a
   ---------
   reference account upon prior request by Licensor, to participate in case studies and other promotional activity, and to allow its name to be used in press releases, sales materials and user literature.

7. Data.  Licensee acknowledges that data conversion is subject to the
   ----
   likelihood of human and machine errors, omissions, delays, and losses, including inadvertent loss of data or damage to media, that may give rise to loss or damage. Authoria shall not be liable for any such errors, omissions, delays, or losses, unless caused by its willful misconduct. Licensee is responsible for adopting reasonable measures to ensure the accuracy and integrity of the data and knowledge content, including backing up data, and adopting procedures to ensure the accuracy of input data; examining and confirming results prior to use; and adopting procedures to identify and correct errors and omissions, replace lost or damaged media, and reconstruct data. Licensee is also responsible for complying with all local, state, and federal laws pertaining to its benefit programs and the use and disclosure of any data.

8. Fees/Payment.  Licensee agrees to pay the fees specified in the attached
   ------------
   Schedule(s) in accordance with the terms specified therein, plus any reasonable travel and living expenses incurred in connection with the provision of Software or Services under this Agreement. The fees specified in the Schedule(s) are exclusive of, and Licensee agrees to pay any sales, use or other tax related to this transaction, however designated (except taxes based on net income). Unless otherwise specified in a Schedule, invoices are payable upon receipt. Authoria reserves the right to charge a late fee of up to 1.5% per month (or, if less, the maximum rate allowable by law) on any balance remaining unpaid for more than thirty (30) days.

9. Limited Warranty.
   ----------------
   (a) Authoria warrants that the Software shall not develop any faults due to the manipulation of data by the Software with dates prior to, through and including January 1, 2000. Notwithstanding the foregoing, Authoria makes no warranty whatsoever with respect to the Software's use or display of date related data, which may be read from third party systems.
   (b) Authoria warrants that, prior to delivery of any media containing Software, it will take reasonable steps to test such media to ensure that the Software is free of programming devices (e.g., viruses, key locks, backdoors, etc.) that are designed to disrupt the use of the Software or any system with which the Software operates, or destroy or damage data or make data inaccessible or delayed, except for file and purge routines necessary to the routine functioning of the Software.
   (c) Authoria warrants that for a period of ninety (90) days following delivery, the Software will function substantially in accordance with the Specifications. Authoria does not warrant that the Software will be error free in all circumstances. As Licensee's exclusive remedy for any breach of this warranty, Authoria will, at its expense, replace or repair any Software that fails to meet this limited warranty. In the event that Authoria is unable to repair or replace the Software during the warranty period, Licensee may terminate its License and return the defective Software, and Authoria will provide Licensee with a refund of the License Fees paid for the Software in question. However, Authoria is not responsible for any defect or error not reported during the warranty period or any defect or error in Software that Licensee has modified, misused, or damaged.

                                       2


Authoria Confidential
Authoria/TriNet License Agreement 100599

   (d) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, AUTHORIA MAKES NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER COMMUNICATION. AUTHORIA SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10. Limitation of Liability.  THE CUMULATIVE LIABILITY OF AUTHORIA TO LICENSEE
    -----------------------
    FOR ALL CLAIMS ARISING UNDER OR RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE TOTAL AMOUNT OF ALL LICENSE FEES PAID TO AUTHORIA FOR THE RELEVANT SOFTWARE WITHIN THE PRIOR YEAR. THIS LIMITATION SHALL NOT APPLY TO THE INDEMNIFICATION PROVIDED IN PARAGRAPH 11. IN NO EVENT WILL AUTHORIA OR ITS SUPPLIERS BE LIABLE TO LICENSEE FOR DAMAGES FOR LOSS OF DATA, LOST PROFITS, OR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF AUTHORIA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY THIRD PARTY. THE FOREGOING LIMITATION OF LIABILITY AND EXCLUSION OF CERTAIN DAMAGES SHALL APPLY REGARDLESS OF THE SUCCESS OR EFFECTIVENESS OF OTHER REMEDIES.

11. Indemnification.  If a third party claims that the Software infringes any
    ----------------
    U.S. patent, copyright, or trade secret, Authoria will (as long as Licensee is not in default under this Agreement or any other agreement with Authoria) defend Licensee against such claim at Authoria's expense and pay all damages that a court finally awards, provided that Licensee promptly notifies Authoria in writing of the claim, allows Authoria to control, and cooperates with Authoria in, the defense or settlement of such action. If such a claim is made or appears possible, Authoria may, at its option, secure for Licensee the right to continue to use the Software, modify or replace the Software so they are noninfringing, or, if neither of the foregoing options is available in Authoria's judgment, require Licensee to return the Software for a credit equal to the portion of previously paid License fees allocable to the remaining term of the License. (If the License is perpetual, the License Fee will be amortized over a five-year useful life.) However, Authoria has no obligation for any claim based on a modified version of the Software or their combination, operation, or use with any product, data, or apparatus not provided by Authoria. THIS PARAGRAPH STATES AUTHORIA'S ENTIRE OBLIGATION TO LICENSEE WITH RESPECT TO ANY CLAIM OF INFRINGEMENT.

12. Default/Termination.  Should Licensee fail to pay any fees or charges due
    -------------------
    hereunder or fail to carry out any other obligation under this Agreement or any other agreement with Authoria, Authoria may, at its option, in addition to other available remedies, terminate the Software License granted under this Agreement and/or disable the Software, provided that it first gives Licensee fifteen (15) days' prior notice in order to permit Licensee to cure its default. Upon expiration or termination of any License, Licensee will promptly return or certify the destruction of all copies of the Software and all other materials pertaining to the Software, which are in Licensee's possession.


13. U.S. Government Restricted Rights.  If the Software is acquired under the
    ---------------------------------
    terms of a proposal or agreement with the United States Government or any contractor therefor, the Software is subject to the following: the Software is provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph
    (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013, FAR 52.227-17 Alternate III (g)(3), or subparagraphs
    (c)(1) and (2) of the Commercial Computer Software - Restricted Rights at 48 CFR 52.227-19, as applicable, and their successor provisions. Contractor/Manufacturer is Authoria, Inc. 78 Fourth Avenue, Waltham, MA 02451.

14. General.
    -------
    (a) This Agreement, including any Schedule(s) attached hereto which have been signed by both parties, is the complete and exclusive statement of the agreement between the parties and supersedes all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof. Any waiver or modification of the provisions of this Agreement will be effective only if in writing and signed by the party against whom it is to be enforced. In the event of a conflict with the provisions of any other document, the provisions of this Agreement will control.

    (b) Persons and entities who have licensed software to Authoria for inclusion in the Software are third party beneficiaries to this Agreement as it applies to their respective software products included in the Software.
    (c) Except for actions for nonpayment or breach of Authoria's proprietary rights in the Software, a delay or failure by either party to exercise any right or bring any action, within one (1) year of the event giving rise to such right or such cause of action, shall waive any and all rights relating to that action.
    (d) All notices or other communications required to be given hereunder shall be in writing and delivered either personally or by U.S. mail, certified, return receipt requested, postage prepaid, and addressed as provided in this Agreement or as otherwise requested by the receiving party. Notices delivered personally shall be effective upon delivery and notices delivered by mail shall be effective upon their receipt by the party to whom they are addressed.
    (e) This Agreement and the associated License may not be assigned by Licensee without Authoria's written consent, which shall not be unreasonably withheld. Licensee agrees that it shall not be considered unreasonable for Authoria to withhold Authoria's consent to an assignment to a party that is, or is likely to become, in Authoria's reasonable opinion, a competitor of Authoria.
    (f) Licensee will be responsible for compliance with all legal requirements related to its use of the Software, including those related to the disclosure of data, and to any exports of Software made by Licensee.
    (g) This Agreement shall be considered an agreement made in Massachusetts and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Executed by the parties hereto as an instrument under seal effective as of the date first written above.

AUTHORIA, INC.                             TRINET VCO

/s/ TOD LOOFBOURROW  10/29/99              /s/ DOUGLAS P. DEVLIN   10/21/99
-----------------------------              --------------------------------
Signature              Date                Signature                  Date

Tod Loofbourrow      President & CEO       Douglas P. Devlin          CFO
------------------------------------       ---------------------------------
Name                    Title              Name                       Title






                                       4


Authoria Confidential
Authoria/TriNet License Agreement 100599

                        Software Schedule (Outsourcer)
                                      to
                Authoria Software License Agreement #: 06099901

Licensee Name:         Tri-Net VCO

Designated Location:   101 Callan Avenue
                       San Leandro, CA 94577

Licensed Software:     Authoria HR Software including:
                       Health and Welfare, HRIS Bridge

Term of License:       Five years, beginning on October 22, 1999 (the "Effective
                       Date"). Following expiration of the five year Term, the License will automatically renew from year to year unless either party provides the other with written notice of its intention not to renew at least ninety (90) days prior to the expiration of the initial term or any renewal thereof.

Scope of Use:          Unlimited workstations for use for the benefit of [ * ]
                       covered individuals.** The Authoria Software may be used by the Licensee for generating output data for the direct benefit of, or for purposes of rendering services to, any other business entities or organizations (a "Third Party
                       Licensee Organization"), subject to the payment of the License Fee below with respect to all covered lives of individuals in each such Third Party Licensee
                       Organization, and subject to the other terms and conditions of the Agreement. Notwithstanding the foregoing, Licensee may not install the Software on any workstation, server or other computer other than a computer at the Designated Location operated by an employee or contractor directly responsible to Licensee and not to any Third Party Licensee Organization.

License Fees:          The License Fee for the Licensed Software shall be
                       [ * ]. Such License Fee shall be payable as described below, in "Payment Terms". Additional License Fees, based on the addition of covered individuals as described below, shall be payable as described below. *

                       *The Software License Fee is based on the number of covered individuals. If the number of covered individuals increases beyond the [ * ] provided in this Software Schedule above, Licensee will be responsible for payment of an additional license fee, in accordance with the following schedule: (The fees in the schedule are valid for 60 months from execution of the Agreement) Licensee will pay Authoria such fee within thirty (30) days following the increase in covered lives.

            Lives                                       Additional License Fee
            -----                                       ----------------------

            20,001 - 49,999                               [ * ]

            50,000 - 74,999                               [ * ]

            75,000 - 99,999                               [ * ]

            100,000 - 124,999                             [ * ]

            125,000 >                                     [ * ] per life per year in [ * ] life increments


Optional Products:     Licensee has the option to purchase additional modules at
                       [ * ] off of the list price stated below if purchased by 12/31/99 and at [ * ] off of the list price if purchased by 3/31/00.

                       Module                                                                       List Price
                       ---------------------------------------------------------------------------------------
                       Defined Contributions                                                         [ * ]
                       Compensation                                                                  [ * ]
                       Employment                                                                    [ * ]
                       Time Off                                                                      [ * ]
                       Employee Relations                                                            [ * ]
                       Employee Services                                                             [ * ]
                       Payroll                                                                       [ * ]
                       Transaction Bridge                                                            [ * ]


[ * ] Confidential Treatment Requested

Authoria Confidential

Authoria/TriNet License Agreement 100599

Payment Terms:    An initial deposit of 75% of the initial License Fee is
                  payable upon execution of this Schedule. The remaining 25% balance will be payable net 30 days from shipment of the Software.


Approved:                                   Accepted:

Authoria, Inc.                              TriNet VCO
Authoria                                    Licensee

By: /s/ TOD LOOFBOURROW    10/29/99         By: /s/ DOUGLAS P. DEVLIN  10/21/99
   --------------------------------            -------------------------------
Authorized Representative   Date            Authorized Representative   Date


Authoria Confidential
Authoria/TriNet License Agreement 100599